[BCE INC. LOGO] News release

For Immediate Release

BCE files annual report on Form 40-F

MONTRÉAL, March 17, 2010 – BCE Inc. (TSX, NYSE: BCE) today announced the filing of its 2009 annual report on Form 40-F with the U.S. Securities and Exchange Commission (SEC). BCE’s Form 40-F, which includes its audited financial statements for the year ended December 31, 2009, as well as a reconciliation of Canadian generally accepted accounting principles to United States generally accepted accounting principles, is available on BCE’s website at www.bce.ca in the Investors section (under Financial Performance – Annual Reporting) and on the SEC’s website at www.sec.gov. Holders of BCE securities may receive a free printed copy of BCE’s audited financial statements and of the related reconciliation by contacting BCE Investor Relations by telephone at 1 800 339-6353, by e-mail at investor.relations@bce.ca or in writing to 1 Carrefour Alexander-Graham-Bell, Building A, 6th Floor, Verdun, Québec, Canada H3E 3B3.

About BCE
BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Operating under the Bell and Bell Aliant brands, the Company’s services include telephone services, wireless communications, high-speed Internet, digital television, IP-broadband services and information and communications technology (ICT) services. BCE shares are listed in Canada and the United States. For corporate information on BCE, please visit www.bce.ca. For Bell product and service information, please visit www.bell.ca.

Media inquiries:
Julie Smithers
Bell Media Relations
416-528-9409
julie.smithers@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
514-870-4619
thane.fotopoulos@bell.ca